Exhibit 99.2
FOR IMMEDIATE RELEASE	Contacts:	Jay Brown, CFO Fiona McKone, VP - Corporate Finance Crown Castle International Corp. 713-570-3050

CROWN CASTLE ANNOUNCES EARLY SETTLEMENT RESULTS OF CASH TENDER OFFER FOR 9.00% SENIOR NOTES

December 26, 2012 – HOUSTON, TX – Crown Castle International Corp. (“Crown Castle”) (NYSE:CCI) announced today the early settlement results of the previously announced cash tender offer (“Tender Offer”) for any and all of its outstanding 9.00% Senior Notes due 2015 (CUSIP No. 228227 AZ7) (“9% Notes”). Crown Castle accepted for purchase approximately $515,458,000 aggregate principal amount of 9% Notes, which were all validly tendered on or prior to 11:59 p.m. (EST) on December 24, 2012 (“Early Tender Date”). The terms and conditions of the Tender Offer are described in the Offer to Purchase and related Letter of Transmittal dated December 11, 2012, distributed to holders of the 9% Notes.
Acceptance of the 9% Notes for purchase on the Early Tender Date was subject to the satisfaction or waiver of certain conditions as set forth in the Offer to Purchase and the related Letter of Transmittal.
Holders who validly tendered their 9% Notes on or before the Early Tender Date and whose 9% Notes were accepted for purchase will receive total consideration of $1,062.30 per $1,000 principal amount of 9% Notes (plus accrued and unpaid interest), which includes the “Early Tender Premium” of $30.00, subject to the terms and conditions set forth in the Offer to Purchase and related Letter of Transmittal.
Holders who validly tender their 9% Notes after the Early Tender Date but on or prior to 11:59 p.m. (EST) on January 9, 2013, unless such time and date are extended as described in the Offer to Purchase, will be eligible to receive total consideration of $1,032.30 per $1,000 principal amount of 9% Notes (plus accrued and unpaid interest), which does not include the Early Tender Premium. Any 9% Notes tendered after the Early Tender Date may not be withdrawn.

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On December 24, 2012, Crown Castle delivered to the holders of the 9% Notes a notice of redemption to redeem any and all 9% Notes not purchased in the Tender Offer. All of the remaining then outstanding 9% Notes will be redeemed on January 23, 2013.
Crown Castle has retained Morgan Stanley & Co. LLC, Barclays Capital Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated to serve as the dealer managers for the Tender Offer.  Requests for documents may be directed to D.F. King & Co., Inc., the information agent, by telephone at 1-800-967-4617 or in writing at D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, NY 10005, Attention: Elton Bagley. Questions regarding the Tender Offer may be directed to Morgan Stanley & Co. LLC at 1-800-624-1808 (toll-free) or (212) 761-1057 (collect), Barclays Capital Inc. at (800) 438-3242 (toll-free) or (212) 528-7581 (collect), J.P. Morgan Securities LLC at (866) 834-4666 (toll-free) or (212) 834-4811 (collect) or Merrill Lynch, Pierce, Fenner & Smith Incorporated at (888) 292-0070 (toll-free) or (646) 855-3401 (collect), or in writing at Morgan Stanley and Co., LLC, 1585 Broadway, Floor 04, New York, NY 10036, Attention: Liability Management, Barclays Capital Inc., 745 Seventh Ave., 5th Floor, New York, NY 10019, Attention: Liability Management Group, J.P. Morgan Securities LLC, 383 Madison Avenue, New York, NY 10179, Attention: Liability Management Group or Merrill Lynch, Pierce, Fenner & Smith Incorporated, One Bryant Park, 27th Floor, New York, NY 10036, Attention: Liability Management.
This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the 9% Notes. The Tender Offer is being made solely by means of the Offer to Purchase and related Letter of Transmittal dated December 11, 2012, and Crown Castle’s obligation to accept any 9% Notes tendered and pay the consideration for them is set forth solely therein.  In those jurisdictions where the securities, blue sky or other laws require any tender offer to be made by a licensed broker or dealer, the Tender Offer is and will be deemed to have been made on behalf of Crown Castle by the dealer manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

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About Crown Castle

Crown Castle owns, operates and leases towers and other infrastructure for wireless communications.  Crown Castle offers significant wireless communications coverage to 92 of the top 100 US markets and to substantially all of the Australian population.  Crown Castle owns, operates and manages approximately 30,000 and 1,700 wireless communication sites in the US and Australia, respectively.  For more information on Crown Castle, please visit www.crowncastle.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on Crown Castle management’s current expectations. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.  More information about potential risk factors that could affect Crown Castle and its results is included in Crown Castle’s filings with the Securities and Exchange Commission.  The term “including,” and any variation thereof, means “including, without limitation.”